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EXHIBIT 4.2

CONFIRMATION

Date:	June 4, 2002
To:	Mandalay Resort Group
Attention:	Les Martin
Fax Number:	702-632-6822
From:	Citibank, N.A. New York Derivatives Documentation Review 333 West 34th Street, 2nd Floor New York, NY 10001-2483
Fax Number:	212-615-8985
Deal No.:	M022688

        The purpose of this communication is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the "Transaction") between Citibank, N.A., New York ("Citibank") and Mandalay Resort Group ("Counterparty"). This communication constitutes a "Confirmation" as referred to in the Agreement specified below.

        This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use our best efforts promptly to negotiate, execute and deliver a Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association, Inc. ("ISDA"), with such modifications as you and we shall in good faith agree. Upon the execution by you and us of such Master Agreement (the "Agreement"), this Confirmation will supplement, form a part of, and be subject to the Agreement. A copy of the Agreement has been, or promptly after the date hereof will be, delivered to you.

        If the Counterparty fails to execute and deliver or to negotiate in good faith the Agreement within 90 days of the Trade Date, Citibank may give the Counterparty notice that an Additional Termination Event has occurred and is continuing with respect to the Counterparty, in which event the Counterparty will be the only Affected Party.

        Prior to execution of the Agreement the provisions of the Master Agreement (Multicurrency-Cross Border), in the form published by ISDA, are incorporated by reference herein and form a part of this Confirmation and, further, this Confirmation (together with all other Confirmations of Transactions previously entered into between us, notwithstanding anything to the contrary therein) shall be deemed to be subject to the terms of the Agreement, as if, on the Trade Date of the first such Transaction between us, you and we had executed the Agreement (without any Schedule thereto).

        The definitions and provisions contained in the 2000 ISDA Definitions (as published by ISDA) are incorporated by reference into this Confirmation.

        This Confirmation and the ISDA Agreement will be governed by the laws of the State of New York.

        Unless otherwise specified in a Confirmation, the Calculation Agent for all Transactions will be Citibank.

        1.    In the event of any inconsistency between this Confirmation and the 2000 ISDA Definitions or the Agreement, this Confirmation will control for the purpose of the Transaction to which this Confirmation relates.

        2.    Each party will make each payment specified in this Confirmation as being payable by it, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in the manner customary for payments in the required currency.

        3.    The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 200,000,000.00
Trade Date:	June 3, 2002
Effective Date:	June 6, 2002
Termination Date:	February 1, 2006, subject to adjustment in accordance with the Modified Following Business Day Convention
Fixed Amounts:
Fixed Rate Payer:	Party A (Citibank, N.A. New York)
Fixed Rate Payer Period End Dates:	The 1st day of February and August, in each year, commencing August 1, 2002, and to and including the Termination Date, with No Adjustment.
Fixed Rate Payer Payment Days:
The 1st day of February and August, in each year, commencing August 1, 2002, and to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Rate Payer Payment Amount from the Effective Date up to but excluding August 1, 2002:	USD 1,970,833.33
Fixed Rate Payer Payment Amount from August 1, 2002 up to and including the Termination Date:	USD 6,450,000.00
Fixed Rate:	6.450000% per annum
Fixed Rate Day Count Fraction:	30/360
Floating Amounts:
Floating Rate Payer:	Party B (Mandalay Resort Group)
Floating Rate Payer Payment Dates:
The 1st day of February and August, in each year, commencing August 1, 2002, and to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate for initial Calculation Period from the Effective Date up to but excluding August1, 2002:	2 Months Libor in Arrears

Floating Rate Option:	USD-LIBOR-BBA
Designated Maturity:	6 Months Libor in Arrears
Spread:	Plus 1.6300000000% per annum
Floating Rate Day Count Fraction:	Actual/360
Reset Dates:	The last day of each Calculation Period
Compounding:	Inapplicable
Business Days:	London and New York
Calculation Agent:	Citibank, N.A. New York

        4.    Additional Provisions:

        In connection with this Confirmation, the Transaction to which this Confirmation relates and any other documentation relating to the Agreement, each party to this Confirmation represents and acknowledges to the other party that:

  i.    it is not relying on any advice, statements or recommendations (whether written or oral) of the other party regarding such Transaction, other than the written representations expressly made by that other party in the Agreement and in the Confirmations in respect of such Transaction;

  ii.    it has the capacity to evaluate (internally or through independent professional advice) such Transaction (including decisions regarding the appropriateness or suitability of such Transaction) and has made its own decision to enter into such Transaction;

  iii.    it understands the terms, conditions and risks of such Transaction and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks;

  iv.    it is entering into such Transaction as principal and not as an agent for any other party;

  v.    it acknowledges and agrees that the other party is not acting as a fiduciary or advisor to it in connection with such Transaction; and

  vi.    In the case of the Counterparty only, it is entering into such Transaction for the purpose of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business, and not for purposes of speculation.

        5.    Account Details:

    Payments to Floating Rate Payer Mandalay Resort Group:
    As directed in writing by Floating Rate Payer

    Payments to Fixed Rate Payer Citibank, N.A. New York:
    Citibank, N.A. New York
    ABA # 021000089
    Account No. 00167679
    Financial Futures
    Reference: M022688

        6.    If the Counterparty fails to execute and deliver or to negotiate in good faith the Agreement within 180 days of the Trade Date, Citibank, N.A. New York may give the Counterparty notice that an Additional Termination Event has occurred and is continuing with respect to the Counterparty, in which event the Counterparty will be the single Affected Party.

        Mandalay Resort Group hereby agrees (a) to check this Confirmation (Deal No: M022688) carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between Citibank, N.A. New York and Mandalay Resort Group with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and immediately returning an executed copy to facsimile No 212-615-8985.

        Please contact us immediately should the particulars of this Confirmation not be in accordance with your understanding 212-615-8981.

Citibank, N.A. New York
By:	/s/ SANJAY MAKKER VICE PRESIDENT

Accepted and confirmed as of the date first written:
Mandalay Resort Group
By:	/s/ GLENN SCHAEFFER
Name:	GLENN SCHAEFFER
Title:	PRESIDENT AND CHIEF FINANCIAL OFFICER

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  EXHIBIT 4.2